Exhibit 10.6.2

FOGO HOSPITALITY INC.

2023 LONG-TERM INCENTIVE PLAN

PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

This Performance Restricted Stock Unit Award Agreement (this “Award Agreement”) evidences an award of performance restricted stock units (the “PSUs”) by Fogo Hospitality Inc., a Delaware corporation (“Fogo”) under the Fogo Hospitality Inc. 2023 Long Term Incentive Plan (the “Plan”). Capitalized terms not defined in the Award Agreement have the meanings given to them in the Plan.

Name of Grantee:	__________ (the “Grantee”).

Grant Date:	__________ (the “Grant Date”).

Number of PSUs:	__________ (the “Target Number of PSUs”). The number of PSUs that are earned and be eligible to vest will range from 0% to ___% of the Target Number of PSUs and be determined based on achievement of the Performance Metrics set forth in Schedule A.

Performance Period:	_________, 20___ to _________, 20___.

Vesting Date:

The PSUs shall vest on the date on which the Committee determines the number of earned PSUs following the end of the Performance Period (the “Vesting Date”).

The PSUs will vest only if the Grantee is, and has been, continuously employed by Fogo from the Grant Date through the Vesting Date and to the extent that the Performance Metrics are satisfied, and any unvested PSUs will be forfeited upon any termination of Employment for any reason.

[Notwithstanding the foregoing and any provision in the Plan:

A. Upon a termination of Employment due to death, Disability or without Cause, the Participant will vest in a prorated portion of his or her PSUs based on the number of days from the Grant date through the Participant’s date of termination, subject to a Release of Claims (as defined below) other than in the event of death;

B. Upon Participant’s retirement at the applicable statutory age in his or her primary work location or if no such statutory retirement age exists, age 65, then the Participant will vest in a prorated portion of his or her PSUs based on the number of days from the Grant Date through the Participant’s retirement date, subject to a Release of Claims.

C. Upon a Participant’s termination due to death, Disability, retirement or without Cause, the Committee will determine the level at which the Target Number of PSUs is achieved based on performance through the date of termination.

D. Upon a Change in Control that occurs during the Performance Period, the Committee will deem the performance conditions set forth in Schedule A achieved at a level of performance determined by the Committee based on performance through the date of the Change in Control.]

Performance Metrics:	As set forth in Schedule A.

Delivery Date:	No later than 60 days after the Vesting Date (or, if earlier, 60 days after the date of the Participant’s Qualifying Termination), Fogo will issue to the Grantee one share of common stock, par value $0.01 per share (each, a “Share”), of Fogo for each vested PSU, subject to applicable tax withholding (the date the Shares are so issued, the “Delivery Date”). In the discretion of the Committee, in lieu of all or any portion of the Shares otherwise deliverable in respect of the vested PSUs, the Company may deliver a cash amount equal to the number of such Shares multiplied by the Fair Market Value of a Share on the date when Shares would otherwise have been issued as determined by the Committee.

Dividend Equivalents Rights:	On the Delivery Date, Fogo will pay to the Participant a cash amount equal to the cash dividends or other distributions (other than any dividends or distributions for which the PSUs were adjusted pursuant to Section 1.6.3 of the Plan), if any, that would have been paid on the Shares delivered to the Participant on the Delivery Date if such Shares had been outstanding as of the Grant Date. The number of Shares delivered on the Delivery Date shall include for this purpose any Shares withheld to satisfy tax withholding obligations.

Voting Rights	The Participant will have no voting rights with respect to any of the Shares underlying any PSUs until such Shares are issued and delivered to the Participant and the Participant’s name is entered as a stockholder of record on the books of Fogo.

Section 409A:	Payments under this Award Agreement are intended to be exempt from or comply with Section 409A of the Internal Revenue Code (“Section 409A”) to the extent applicable, and this Award Agreement shall be administered accordingly. Notwithstanding anything to the contrary contained in this Award Agreement or any employment agreement the Grantee has entered into with Fogo (“Employment Agreement”), to the extent that any payment under this Award Agreement is determined by Fogo to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to the Grantee by reason of termination of the Grantee’s Employment, then (a) such payment shall be made to the Grantee only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if the Grantee is a “specified employee” (within the meaning of Section 409A and as determined by Fogo), such payment shall not be made before the date that is six months after the date of the Grantee’s separation from service (or the Grantee’s earlier death). Each payment under this Award Agreement shall be treated as a separate payment for purposes of Section 409A.

Tax Withholding:	The Participant is advised to review with his/her own tax advisors the federal, state and local tax consequences of the PSUs. The Participant hereby represents to Fogo that he/she is relying solely on such advisors and not on any statements or representations of Fogo, its Affiliates or any of their respective agents. If, in connection with the PSUs (including the dividend equivalent rights in connection with the PSUs), Fogo is required to withhold any amounts by reason of any federal, state or local tax, such withholding shall be effected in accordance with Section 3.2 of the Plan. If the PSUs vest prior to payment for tax purposes, then the Participant agrees to cooperate with Fogo to satisfy any tax withholding obligations, in such manner as determined by the Committee in its sole discretion.

Transfer Restrictions:	The Participant may not sell, exchange, transfer, assign, pledge, hedge, hypothecate or otherwise encumber the PSUs or the Shares underlying the PSUs, other than to the extent provided in Section 3.5 of the Plan.

Release of Claims:	The Participant’s right to vest in, and receive payment in respect of, the PSUs in connection with a Qualifying Termination (other than due to death) is contingent upon the Participant signing, and not revoking, a general release of claims (the “Release of Claims”) in favor of the Company and its affiliates in such form as provided by the Company, which will contain a non-competition and non-solicitation of employees and customers for a period of __ months after the Qualifying Termination.

Clawback:

The PSUs (or a portion thereof) will be subject to clawback in the case of (i) a material downward restatement of the Company’s EBITDA, other financial measure or performance measure incorporated into the performance terms themselves, with respect to any applicable performance period, (ii) the Participant’s violation of any restrictive covenants, or (iii) the termination of the Participant’s employment with the Company for Cause, or the discovery, following a termination of the Participant’s employment with the Company, of facts by the Board of Directors of Fogo that would have entitled Fogo to terminate the Participant for Cause. Any decision to clawback PSUs under this paragraph will be made by the Committee in its sole discretion.

In addition to the foregoing, the PSUs will be subject to any clawback or recapture policy that the Company may adopt from time to time to the extent provided in such policy

Amendment:	The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, except that the Committee shall not make any amendment in a manner unfavorable to the Grantee (other than if immaterial), without the Grantee’s consent. Any amendment of this Award Agreement shall be in writing and signed by an authorized member of the Committee or a person or persons designated by the Committee.

Governing Law:	This Award Agreement shall be deemed to be made under, and in all respects be interpreted, construed and governed by and in accordance with, the laws of the State of Delaware without regard to conflict of law principles.

All Other Terms:	As set forth in the Plan.

The Plan is incorporated herein by reference. Except as otherwise set forth in the Award Agreement, the Award Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the PSUs. In the event that any provision of the Award Agreement is inconsistent with the Plan, the terms of the Plan will control. Except as specifically provided herein, in the event that any provision of this Award Agreement is inconsistent with any Employment Agreement, the terms of the Employment Agreement will control. By accepting this Award Agreement, the Grantee agrees to be subject to the terms and conditions of the Plan.

This Award Agreement may be executed in counterparts, which together will constitute one and the same original.

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be duly executed and effective as of the Grant Date.

FOGO HOSPITALITY INC.

By:
Name:
Title:

[NAME OF GRANTEE]

SCHEDULE A: PERFORMANCE METRICS

A-1-